UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 12, 2014 (September 9, 2014)

1847 HOLDINGS LLC
(Exact name of registrant as specified in its charter)

Delaware	333-193821	38-3922937
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 18th Floor
New York, NY	10022
(Address of principal executive offices)	(Zip code)

(212) 521-4052
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 9, 2014, Monrovia Cookware, Inc. (“Monrovia Cookware”), a newly-formed subsidiary of 1847 Holdings LLC (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Calphalon Corporation (“Seller”). Under the Purchase Agreement, Monrovia Cookware agreed to acquire certain retail stores of the Seller and related assets in consideration for the assumption of certain liabilities relating to such retail stores including, among other liabilities, the obligations under the leases for the stores owned by the Seller and ongoing obligations under certain contracts relating to the business.

The parties to the Purchase Agreement also made customary representations and warranties and agreed upon customary covenants, agreements and conditions to closing. The covenants include requirements that Monrovia Cookware offer continued employment, compensation, and benefits, or severance, as applicable, on terms equivalent to the Seller’s current compensation and severance plans. Among the conditions to closing is the requirement to obtain landlord consents for each lease being assigned and the availability of a letter of credit that can be provided to such landlords as necessary to secure Monrovia Cookware’s obligations under the various leases and allow for the removal of the Seller from any continuing obligation under such leases.

The Company agreed to guaranty the obligations of Monrovia Cookware under the Purchase Agreement until the closing of the acquisition.

Monrovia Cookware and the Seller anticipate that the closing will occur on or around September 30, 2014. If the Purchase Agreement is not closed by 5:00 p.m. U.S. Eastern Time on September 30, 2014, either party may generally terminate the Purchase Agreement. The Purchase Agreement may also generally be terminated by either party if the other party breaches a material obligation prior to closing or fails to close the Purchase Agreement notwithstanding the other party’s willingness and ability to close.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1847 HOLDINGS LLC

Date: September 12, 2014	By:	/s/ Ellery W. Roberts
Ellery W. Roberts
Chief Executive Officer

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